Schedule A
Dated November 16, 2018
To The
Expense Limitation Agreement
Dated January 25, 2013
Between
Touchstone Funds Group Trust and Touchstone Advisors, Inc.

Fund	Class	Operating Expense Limit	Termination Date
Touchstone Anti-Benchmark® International Core Equity Fund	Y	0.69%	November 16, 2019
	Institutional	0.59%
Touchstone Anti-Benchmark® US Core Equity Fund	Y	0.54%	November 16, 2019
	Institutional	0.44%
Touchstone Active Bond Fund	A	0.90%	October 27, 2019
	C	1.65%
	Y	0.65%
	Institutional	0.57%
Touchstone Arbitrage Fund	A	1.68%	January 30, 2019
	C	2.43%
	Y	1.43%
	Institutional	1.28%
Touchstone Emerging Markets Small Cap Fund	A	1.69%	January 30, 2019
	C	2.44%
	Y	1.44%
	Institutional	1.29%
Touchstone High Yield Fund	A	1.05%	January 30, 2019
	C	1.80%
	Y	0.80%
	Institutional	0.72%
Touchstone Impact Bond Fund	A	0.85%	January 30, 2019
	C	1.60%
	Y	0.60%
	Institutional	0.50%
Touchstone Merger Arbitrage Fund	A	1.68%	January 30, 2019
	C	2.43%
	Y	1.43%
	Institutional	1.28%
Touchstone Mid Cap Fund	A	1.24%	January 30, 2019
	C	1.99%
	Y	0.99%
	Institutional	0.92%
	Z	1.24%

Touchstone Mid Cap Value Fund	A	1.22%	January 30, 2019
	C	1.97%
	Y	0.97%
Touchstone Premium Yield Equity Fund	Institutional	0.84%	January 30, 2019
	A	1.20%
	C	1.95%
	Y	0.95%
Touchstone Small Cap Fund	A	1.38%	January 30, 2019
	C	2.13%
	Y	1.13%
	Institutional	1.05%
Touchstone Small Cap Value Fund	A	1.38%	July 15, 2019
	C	2.13%
	Y	1.13%
	Institutional	0.98%
Touchstone Ultra Short Duration Fixed Income Fund	A	0.69%	October 27, 2019
	C	1.19%
	Y	0.44%
	Z	0.69%
	S	0.94%
	Institutional	0.39%

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE FUNDS GROUP TRUST

By: /s/Terrie Wiedenheft
Terrie A. Widenheft
Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By: /s/Steven Graziano
Steven M. Graziano
President

By: /s/Terrie Wiedenheft
Terrie A. Widenheft
Chief Financial Officer